Company Contact:	Financial Dynamics:
Dick Anderson	Evan Smith (investors)
Chief Financial Officer	Robert Stanislaro (media)
661-775-5302	212-850-5600
danderson@mannkindcorp.com	mnkd@fd.com
MANNKIND CORPORATION REPORTS FIRST QUARTER FINANCIAL RESULTS
— Conference Call Today at 9:00 a.m. EDT —
VALENCIA, Calif., May 11, 2007 — MannKind Corporation (Nasdaq: MNKD) today reported financial results for the first quarter ended March 31, 2007.
For the first quarter of 2007, total operating expenses were $77.3 million, compared with $45.1 million for the first quarter of 2006. A substantial proportion of this increase was attributed to increased research and development (R&D) expenses which were $63.8 million for this quarter compared to $36.0 million for the same quarter in 2006. These increased (R&D) costs were associated with the Company’s expanded clinical development program and manufacturing costs for Technosphere® Insulin. General and administrative (G&A) expenses increased by $4.4 million to $13.6 million for the first quarter of 2007 compared to the first quarter of 2006. This was due primarily to employee related expenses and professional fees.
The net loss applicable to common stockholders for the first quarter of 2007 was $73.1 million, or $1.00 per share, based on 73.4 million weighted average shares outstanding. This compares to a net loss applicable to common stockholders of $43.6 million, or $0.87 per share, based on 49.8 million weighted average shares outstanding for the first quarter of 2006.
Cash, cash equivalents and marketable securities were $365.6 million at March 31, 2007, $436.5 million at December 31, 2006, and $102.6 million at March 31, 2006.

“Technosphere Insulin continues to demonstrate significant differentiating qualities when compared to other diabetes therapies. Technosphere Insulin produces a rapid elevation in insulin that peaks within 12 to 14 minutes after inhalation. We believe the kinetics for Technosphere Insulin are much faster than any other product in commercial development. The result of these kinetics in safety and efficacy further strengthens our belief that Technosphere Insulin will emerge as the first in a new class of diabetes products.” said Alfred Mann, Chairman and Chief Executive Officer of MannKind Corporation. “We continue to meet our program milestones and remain on track to file our NDA submission with the FDA for Technosphere Insulin in December 2008. All of our key Phase 3 trials for Technosphere Insulin are progressing satisfactorily and I am pleased to announce today the completion of enrollment for the 009 trial and anticipate we will complete enrollment for the 102 and the 103 trials around the end of this month.”
MannKind also announced today that it has initiated a clinical trial in healthy individuals for a second Technosphere product, MKC-253. This trial is being conducted in Europe. MKC-253 is a formulation of GLP-1 delivered on Technosphere particles that MannKind is evaluating for safety, tolerability, and pharmacokinetics. GLP-1 is a hormone secreted in the small intestine and colon in response to food intake. GLP-1 in healthy individuals is known to stimulate insulin secretion and slow gastric emptying. Patients with type 2 diabetes often exhibit a lower level of GLP-1 secretion. “The initiation of this trial demonstrates our commitment to expand our proprietary Technosphere formulation for the delivery of other drugs and develop Technosphere as a platform technology”, concluded Alfred Mann.
Conference Call
MannKind management will host a conference call to discuss these results today at 9:00 a.m. Eastern Daylight Time. To participate in the call please dial (888) 566-5775 or (210) 839-8503. To listen to the call via the Internet please visit www.mannkindcorp.com. The web site replay will be available for fourteen days. A telephone replay will be accessible for approximately 14 days following completion of the call by dialing (888) 568-0920 or (203) 369-3791 and entering conference number 2363283.
Presenting from the Company will be:
•	Chairman and Chief Executive Officer Alfred Mann

•	President and Chief Operating Officer Hakan Edstrom

•	Corporate Vice President and Chief Financial Officer Dick Anderson

About MannKind Corporation
MannKind Corporation (Nasdaq: MNKD) focuses on the discovery, development and commercialization of therapeutic products for diseases such as diabetes and cancer. Its lead product, the Technosphere Insulin System, is currently in Phase 3 clinical trials in the United States, Europe and Latin America to study its safety and efficacy in the treatment of diabetes. For more information on MannKind Corporation and its technology, visit http://www.mannkindcorp.com.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to MannKind’s clinical trials, product candidates and organizational development that involve risks and uncertainties. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the Company’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the progress, timing and results of clinical trials, difficulties or delays in seeking or obtaining regulatory approval, the manufacture of the Technosphere Insulin System, competition from other pharmaceutical or biotechnology companies, MannKind’s ability to enter into any collaborations or strategic partnerships, intellectual property matters and other risks detailed in MannKind’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2006 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.
(Tables to follow)

MannKind Corporation
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006

Revenue	$10	$100

Operating expenses:
Research and development	63,788	35,950
General and administrative	13,550	9,138

Total operating expenses	77,338	45,088

Loss from operations	(77,328)	(44,988)
Other income	52	50
Interest expense on senior convertible notes	(1,145)	—
Interest income	5,280	1,380

Loss before provision for income taxes	(73,141)	(43,558)
Income taxes	—	(1)

Net loss	$(73,141)	$(43,559)

Net loss — basic and diluted	$(1.00)	$(0.87)

Shares used to compute basic and diluted net loss per share	73,388	49,787

MannKind Corporation
Condensed Balance Sheet
(Unaudited)
(in thousands)

	March 31,	December 31,
Assets	2007	2006

Current assets:
Cash and cash equivalents	$262,753	$319,555
Marketable securities	102,824	116,924
State research and development tax credit exchange receivable — current	3,918	2,418
Prepaid expenses and other current assets	13,714	10,650

Total current assets	383,209	449,547

Property and equipment — net	98,622	88,328

State research and development tax credit exchange receivable — net of current portion	375	1,500
Other assets	361	362

Total	$482,567	$539,737

Liabilities and Stockholders’ Equity

Current liabilities	$55,853	$44,959
Other liabilities	24	24
Senior convertible notes	111,406	111,267

Stockholders’ equity	315,284	383,487

Total	$482,567	$539,737

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